UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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☐ Soliciting Material Pursuant to §240.14a-12

NORTHWEST INDIANA BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders
Proxy Statement
Items of Business
Voting Information
Security Ownership by Certain Beneficial Owners and Management
Proposal 1 —Election of Directors
Corporate Governance
Compensation Discussion and Analysis
Executive Compensation
Transactions with Related Persons
Compensation & Benefits Committee Report
Risk Management Committee Report
Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
The Board of Directors recommends a vote FOR ratification
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals
Other Matters

NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

Notice of Annual Meeting of Shareholders

To Be Held On April 18, 2007
     The Annual Meeting of Shareholders of NorthWest Indiana Bancorp will be held at the Corporate Center of Peoples Bank SB, 9204 Columbia Avenue, Munster, Indiana on Wednesday, April 18, 2007, at 10:15 a.m., local time.
     The Annual Meeting will be held for the following purposes:
1.	Election of Directors. Election of three directors of the Bancorp to serve three-year terms expiring in 2010;

2.	Ratification of Auditors. Ratification of the appointment of Crowe Chizek and Company LLC as independent registered public accountants for the Bancorp for the year ending December 31, 2007; and

3.	Other Business. Other matters as may properly come before the meeting or at any adjournment.
     You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on February 23, 2007.
     We urge you to read the enclosed proxy statement carefully so you will have information about the business to come before the meeting or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.
     A copy of our Annual Report for the fiscal year ended December 31, 2006, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.
By Order of the Board of Directors
Jon E. DeGuilio
Executive Vice President and Secretary
Munster, Indiana
March 23, 2007
It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

NORTHWEST INDIANA BANCORP
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

Proxy Statement

for
Annual Meeting of Shareholders
April 18, 2007
     The Board of Directors of NorthWest Indiana Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 10:15 a.m., local time, on April 18, 2007, at the Corporate Center of Peoples Bank SB, 9204 Columbia Avenue, Munster, Indiana, and at any adjournment of the meeting. The Bancorp’s principal asset consists of 100% of the issued and outstanding shares of Common Stock of Peoples Bank SB. We expect to mail this proxy statement to our shareholders on or about March 23, 2007.
Items of Business
     At the Annual Meeting, shareholders will:
•	vote on the election of three directors to serve three-year terms expiring in 2010;

•	ratify the selection of Crowe Chizek and Company LLC as auditors for the Bancorp for 2007; and

•	transact any other matters of business that properly come before the meeting.
     We do not expect any other items of business, because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.
Voting Information
Who is entitled to vote?
     Shareholders of record at the close of business on February 23, 2007, the record date, may vote at the Annual Meeting. On the record date, there were 2,801,265 shares of the Common Stock issued and outstanding, and the Bancorp had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.
How many votes are required to elect directors?
     The three nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.
How do I vote my shares?
     If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to the Bancorp and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf for the three nominees for director listed below. If you do not give contrary instructions, the proxies will vote for each matter described below and, upon the transaction of other business as may properly come before the meeting, in accordance with their best judgment.
     If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.
     Proxies solicited by this proxy statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.
Can I change my vote after I have mailed my proxy card?
     You have the right to revoke your proxy at any time before it is exercised by (1) notifying the Bancorp’s Secretary (Jon E. DeGuilio, 9204 Columbia Avenue, Munster, Indiana 46321) in writing, (2) delivering a later-dated proxy, or (3) voting in person at the Annual Meeting.
Can I vote my shares in person at the meeting?
     If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.
     If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.
What constitutes a quorum?
     The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.
Security Ownership by Certain Beneficial Owners and Management
     The following table sets forth, as of February 23, 2007, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Bancorp’s Common Stock and as to the shares of the Common Stock beneficially owned by the persons named in the “Summary Compensation Table” (referred to in this proxy statement as Named Executive Officers) and by all directors and executive officers as a group. Persons and groups owning more than 5% of the Common Stock are required to file certain reports regarding such ownership with the Bancorp and the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Based on such reports, management knows of no persons, other than as set forth in the table below, who owned more than 5% of the Common Stock at February 23, 2007. Individual beneficial ownership of shares by the Bancorp’s directors is set forth in the table above under “Election of Directors.”

	Amount and Nature		Percent of Shares
Name and Address of Individual or Identity	of Beneficial		of Common Stock
of Group	Ownership		Outstanding
David A. Bochnowski 10203 Cherrywood Lane Munster, IN 46321	336,388	(1)	12.0%

Joel Gorelick 8589 West 85th Street Schererville, IN 46375	66,396	(2)	2.4%

Robert T. Lowry 730 Clover Lane Crown Point, IN 46307	19,480	(3)	.7%

Jon E. DeGuilio 8944 Liable Road Highland, IN 46322	6,264	(4)	.2%

Edward J. Furticella 1615 Timberwood Lane Munster, IN 46321	67,702	(5)	2.4%

Banc Fund V L.P.	177,496	(6)	6.3%
Banc Fund VI L.P. Banc Fund VII L.P. 208 S. LaSalle Street Chicago, IL 60604

All current directors and executive officers as a group (13 persons)	687,283	(7)	24.3%

(1)	Includes 207,576 shares held jointly with Mr. Bochnowski’s spouse, 24,990 shares as to which Mr. Bochnowski’s spouse has voting and dispositive power and 26,400 shares which are owned by his children for which his spouse is custodian or trustee. Also includes stock options representing 10,920 shares of Common Stock which were exercisable at, or within 60 days after, the record date, 7,097 shares held as co-trustee of trusts for the benefit of Mr. Bochnowski’s children, 1,800 shares of restricted stock over which Mr. Bochnowski has voting but not dispositive power and 48,000 shares purchased by Mr. Bochnowski under the Profit Sharing Plan and 9,605 shares purchased by Mr. Bochnowski under his Individual Retirement Account as to which Mr. Bochnowski has dispositive and voting power. Does not include stock options for 7,225 shares which are not exercisable within 60 days of the record date.

(2)	Includes 882 shares owned by Mr. Gorelick’s spouse in her Individual Retirement Account and 4,911 shares held by her as Trustee of a trust for her benefit. Also includes 4,911 shares held by Mr. Gorelick as Trustee of a trust for his benefit and 30,649 shares held in his Individual Retirement Account. Also includes stock options representing 10,000 shares of Common Stock which were exercisable at, or within 60 days after, the record date, 1,000 shares owned as custodian for his children, and 1,600 shares held jointly with Mr. Gorelick’s mother. Also includes 900 shares of restricted stock over which Mr. Gorelick has voting but not dispositive power and 11,543 shares purchased by Mr. Gorelick under the Profit Sharing Plan as to which Mr. Gorelick has dispositive and voting power. Excludes options for 4,000 shares which are not exercisable within 60 days of the record date.

(3)	Includes 535 shares owned by Mr. Lowry’s spouse, 1,455 shares held jointly with Mr. Lowry’s spouse and 1,753 shares held in his Individual Retirement Account. Also includes stock options representing 5,425 shares of Common Stock that were exercisable at, or within 60 days after, the record date, 600 shares of restricted stock over which Mr. Lowry has voting but not dispositive power and 9,712 shares purchased by Mr. Lowry under the Profit Sharing Plan as to which Mr. Lowry has dispositive and voting power. Excludes options for 1,575 shares which are not exercisable within 60 days of the record date.

(4)	Includes 81 shares owned jointly with Mr. DeGuilio’s spouse. Also includes stock options representing 3,250 shares of Common Stock which were exercisable at, or within 60 days after, the record date, and 2,933 shares purchased by Mr. DeGuilio under the Profit Sharing Plan as to which Mr. DeGuilio has dispositive and voting power. Excludes options for 2,550 shares which are not exercisable within 60 days of the record date.

(5)	Includes 33,370 shares held jointly with Mr. Furticella’s spouse and 664 shares held by his spouse in her Individual Retirement Account. Also includes stock options for 7,742 shares of Common Stock which were exercisable at, or within 60 days after, the record date, 900 shares of restricted stock over which Mr. Furticella has voting but not dispositive power and 16,158 shares allocated to Mr. Furticella under the Profit Sharing Plan and 8,868 shares under his Individual Retirement Account as to which Mr. Furticella has dispositive and voting power. Excludes 4,000 shares subject to stock options which are not exercisable within 60 days of the record date.

(6)	Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P. are each an Illinois limited partnership. Charles J. Moore, who is the manager of these funds, has voting and dispositive power over these shares and controls these entities through The Banc Funds Company, L.L.C., an Illinois corporation.

(7)	Includes 45,537 shares as stock options which the Bancorp’s executive officers hold under the 1994 Option Plan and which were exercisable at, or within 60 days after, the record date. Such shares have been added to the total shares outstanding in order to determine the ownership percentage of the Bancorp’s directors and executive officers as a group at the record date. Also includes 4,200 shares of restricted stock granted under the 1994 Option Plan and the 2004 Option Plan. Excludes options for 19,350 shares which are not exercisable within 60 days of the record date.

Proposal 1 —Election of Directors
     The Board of Directors currently consists of eleven members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually.
     The nominees for director this year are Leroy F. Cataldi, P.D., Edward J. Furticella, and Stanley E. Mize, each of whom is a current director of the Bancorp. If the shareholders elect these nominees at the Annual Meeting, the terms of Messrs. Cataldi, Furticella and Mize will expire in 2010. No nominee for director is related to any other director or executive officer of the Bancorp or nominee for director by blood, marriage, or adoption, except that Frank J. Bochnowski and David A. Bochnowski are cousins and James L. Wieser is the brother-in-law of Jon E. DeGuilio, an executive officer of the Bancorp. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.
     The following table provides information on the nominees for the position of director of the Bancorp and for each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date.

				Shares
				Beneficially
				Owned on
		Present Principal	Director	February 23,	Percent of
Name	Age	Occupation	Since	2007	Class
Nominees for Director

(Term expiring at annual meeting of shareholders in 2010)

Leroy F. Cataldi, P.D.	71	Retired Pharmacist and former owner of Cataldi Prescription Shoppe, Sauk Drugs and Southlake Pharmacy	1977	63,975 (1)	2.3%

Edward J. Furticella	60	Former Executive Vice President and CFO of the Bancorp. Currently part-time employee of the Bancorp and Continuous Lecturer at Purdue University, Calumet Campus	2000	67,702 (2)	2.4%

Stanley E. Mize	65	Retired; formerly President of Stan Mize Towne & Countree Auto Sales, Inc., Schererville, Indiana	1997	35,746 (3)	1.28%

				Shares
				Beneficially
				Owned on
		Present Principal	Director	February 23,		Percent of
Name	Age	Occupation	Since	2007		Class
Directors Continuing in Office

(Term expiring at annual meeting of shareholders in 2008)

Frank J. Bochnowski	68	Retired; formerly Executive Vice President and Secretary of the Bancorp	1999	30,333	(4)	1.08%

Lourdes M. Dennison	65	Executive Coordinator Asian American Medical Association; Managing Partner D&T LLC, a real estate investment partnership	1983	41,542	(5)	1.48%

Joel Gorelick	59	President and Chief Administrative Officer of the Bancorp	2000	66,396	(2)	2.4%

Don Fesko	34	Administrator of Community Hospital in Munster, Indiana	2005	530		.02%

(Term expiring at annual meeting of shareholders in 2009)

David A. Bochnowski	61	Chairman and Chief Executive Officer of the Bancorp	1977	336,388	(2)	12.0%

James L. Wieser	59	Attorney with Wieser, Sterba & Wyllie, LLP, Schererville, Indiana	1999	11,184	(6)	0.4%

Kenneth V. Krupinski	59	Certified Public Accountant and Principal with Swartz Retson & Co., P.C., Merrillville, Indiana	2003	4,560	(6)	0.2%

Anthony Puntillo, D.D.S., M.S.D.	40	Orthodontist, Chief Executive Officer of Puntillo Orthodontics, P.C.	2004	3,183	(7)	0.1%

(1)	Includes 1,915 shares owned by Mr. Cataldi’s spouse.

(2)	For further information regarding the beneficial ownership of these shares, see “Security Ownership By Certain Beneficial Owners and Management” above.

(3)	Includes 3,227 shares owned by Mr. Mize’s spouse, 28,615 owned jointly with his spouse, 2,895 shares held in his Individual Retirement Account and 1,009 held by Mr. Mize as custodian for his granddaughter.

(4)	Includes 7,632 shares owned by Mr. Bochnowski’s spouse, and 4,463 shares held jointly with Mr. Bochnowski’s spouse. Also includes stock options representing 8,200 shares of Common Stock which were exercisable at, or within 60 days of, the record date and 10,038 shares held in his Individual Retirement Account.

(5)	Includes 24,940 shares owned by Mrs. Dennison’s spouse.

(6)	These shares are held jointly with the director’s spouse.

(7)	These shares are held in a trust for Mr. Puntillo’s benefit of which Mr. Puntillo serves as trustee.

Corporate Governance
Director Independence
     All of the directors except David A. Bochnowski and James L. Wieser meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Exchange. Director Wieser is not considered to be independent because he is the brother-in-law of Jon E. DeGuilio, an executive officer of the Bancorp. Moreover, all members of the Bancorp’s Risk Management Committee, Compensation & Benefits Committee, and Nominating and Corporate Governance Committee meet those independence standards, except Mr. Wieser for the reasons set forth above. The Board of Directors of the Bancorp considers the independence of each of the directors under the Listing Standards of the Nasdaq Stock Exchange, which for purposes of determining the independence of the Risk Management Committee members also incorporate the standards of the Securities and Exchange Commission included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between the Bancorp or its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.
Meetings of the Board of Directors
     During the fiscal year ended December 31, 2006, the Board of Directors of the Bancorp met or acted by written consent 12 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Bancorp held while he served as director and of meetings of committees on which he served during that fiscal year.
Board Committees
     The Board of Directors has appointed an Executive Committee, composed of Directors David Bochnowski (Chairman), Frank Bochnowski, Dennison, Cataldi and Mize. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular Board meetings, except with respect to the declaration of dividends and other extraordinary corporate transactions.
     The Board of Directors has a Nominating and Corporate Governance Committee which currently consists of Directors Mize (Chairman), Frank Bochnowski, Cataldi, Dennison, Krupinski, Puntillo and Fesko, although Messrs. Cataldi and Mize abstained from voting on the director nominees this year. The Board of Directors has adopted a written Charter of the Nominating and Corporate Governance Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. The primary functions of the Nominating and Corporate Governance Committee are to retain and terminate any search firm to be used to identify director candidates; to assess the need for new directors and report annually to the Board with an assessment of the Board’s performance; to review and reassess the adequacy of the Bancorp’s Corporate Governance Guidelines and recommend any proposed changes to the Board for approval; to lead the Board in its annual review of the Board’s performance; to recommend to the Board director nominees for each committee of the Bancorp; to review and reassess the adequacy of its written charter; and to annually review its own performance. The Nominating and Corporate Governance Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Bancorp and willingness to devote adequate time to Board duties. During the year ended December 31, 2006, the Nominating and Corporate Governance Committee held four meetings.

     The Nominating and Corporate Governance Committee also will consider director candidates recommended by the Bancorp’s shareholders. A shareholder who wishes to nominate an individual as a director candidate at next year’s annual meeting of shareholders, rather than recommend the individual to the Board as a potential nominee, must comply with the advance notice requirements described under “Shareholder Proposals.”
     The Board of Directors has appointed a Risk Management Committee, formerly the Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which is composed of Directors Wieser (Chairman), Mize and Krupinski. The Board of Directors has determined that Director Krupinski is an “audit committee financial expert,” as that term is defined in the Securities Exchange Act of 1934.
     The Risk Management Committee functions as the Bancorp’s liaison with its external auditors and reviews audit findings presented by the Bancorp’s internal auditor. The Risk Management Committee, along with the external auditors and internal auditor, monitors controls for material weaknesses and/or improvements in the audit function. The Risk Management Committee also monitors or, if necessary, establishes policies designed to promote full disclosure of the Bancorp’s financial condition. The Board of Directors has adopted a written Charter for the Risk Management Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2006, the Risk Management Committee held 10 meetings.
     The Board of Directors has appointed a Compensation & Benefits Committee composed of Directors Mize (Chairman), Dennison, Wieser, and Krupinski. The Compensation & Benefits Committee is responsible for reviewing, determining and establishing the compensation of directors and (as the Bank’s Compensation & Benefits Committee) the salaries, bonuses and other compensation of the executive officers of the Bank. The Board of Directors has adopted a written charter for the Compensation & Benefits Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2006, the Compensation & Benefits Committee held 4 meetings.
Communications with Directors
     The Board of Directors of the Bancorp has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to the NorthWest Indiana Bancorp, Board of Directors, c/o Secretary, 9204 Columbia Avenue, Munster, Indiana 46321. The Secretary of the Bancorp has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.
Compensation Committee Interlocks and Insider Participation
     All of the members of the Compensation & Benefits Committee, with the exception of Mr. Wieser (who is the brother-in-law of Jon DeGuilio, the Bancorp’s General Counsel and Corporate Secretary), are independent, and no member of the Compensation & Benefits Committee has served as an officer or employee of the Bancorp or the Bank. None of the members of the Compensation & Benefits Committee is an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors. No member of the Compensation & Benefits Committee has had any relationship with the Bancorp requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.
Compensation Discussion and Analysis
     The Compensation & Benefits Committee of the Board establishes and monitors the Bancorp’s executive compensation program for the Bancorp and its subsidiary and makes recommendations to the Board of Directors regarding the compensation program for all senior executives and senior vice-presidents of the Bank. The Compensation & Benefits Committee also administers the Bancorp’s stock option plans.

     The Compensation & Benefits Committee is currently comprised of Messrs. Mize (Chairman), Dennison, Wieser, and Krupinski, all of whom are independent directors with the exception of Mr. Wieser. Mr. Wieser is the brother-in-law of Jon DeGuilio, the Bancorp’s General Counsel and Corporate Secretary. Mr. Wieser fully abstains from any discussion or decision of the Board of Directors relating to Mr. DeGuilio.
     The Bancorp’s executive compensation program is designed to reward executives and employees based on both individual performance and the performance of the Bancorp. The Compensation & Benefits Committee also believes that the Bancorp’s executive compensation program should be competitive with the compensation paid to executives in community banks of similar size and performance. By monitoring performance-linked compensation in a highly competitive industry, the Committee ensures the Bancorp’s ability to continuously employ high-performing individuals in key positions.
     The Compensation & Benefits Committee establishes executive compensation targets based on information compiled by several executive compensation sources for community banks comparable in asset size to the Bancorp. In establishing the executive compensation targets, the Compensation & Benefits Committee takes into consideration the following sources of information: (1) industry specific peer group surveys including America’s Community Bankers 2006 Compensation and Benefits Survey, the 2006 Crowe Midwest Regional Financial Institutions Survey, and the 2006 SNL Executive Compensation Review; (2) the report of DolmatConnell and Partners, an independent financial institutions compensation consultant retained by the Compensation & Benefits Committee; and, (3) performance assessments of current, past, and anticipated future achievements of each executive.
     The Compensation & Benefits Committee has the authority to retain outside assistance in establishing the Bancorp’s executive compensation program. Prior to 2006, the Compensation & Benefits Committee utilized the consulting services of Ben Cole and Associates. However, the Committee elected to engage the consulting services of DolmatConnell and Partners for the 2006 fiscal year. DolmatConnell and Partners reports directly to the Committee and offers advice on all of the Bancorp’s executive compensation matters. The report provided by DolmatConnell and Partners is based upon compensation data from thirty public community banks of similar asset size to the Bank. The banks comprising the peer group are: Alliance Bankshares Corporation, American National Bankshares Inc., American River Bankshares, Appalachian Bancshares, Inc., Auburn National Bancorporation, BNC Bancorp, Bryn Mawr Bank Corp., Citizens Holding Co., Community Capital Corporation, Dearborn Bancorp, Inc., Eastern Virginia Bankshares, Inc., Fentura Financial, Inc., First Federal Bankshares, Inc., First Northern Community Bancorp, Franklin Financial Services Corp., Highlands Bankshares, Inc., HopFed Bancorp, Inc., Midsouth Bancorp, Inc., National Bankshares Inc., NB&T Financial Group, Inc., New Hampshire Thrift Bancshares, Northway Financial, Inc., O.A.K. Financial Corporation, Orrstown Financial Services Inc., Premier Community Bankshares QNB Corp., Security Federal Corporation, United Bancorp, Inc., United Security Bancshares, Inc., and Unity Bancorp, Inc.
     Based upon an assessment of the comparative data for executives from this peer group of banks, the Compensation & Benefits Committee targets each element of executive compensation to be near the midpoint of the reported information for each executive position of the Bancorp and for the positions of the Bank’s senior vice-presidents. The Compensation & Benefits Committee then adjusts compensation above or below the target based upon the individual’s long and short-term contributions to corporate performance, experience, education, community leadership, commitment to ownership of Bancorp stock, and other factors impacting internal equity.
     In addition to reflecting each executive’s individual performance, the executive compensation program is also designed to coincide with the Bancorp’s financial performance. The performance of the Bancorp impacts an executive’s ability to earn above or below the compensation target levels set by the Compensation & Benefits Committee. The Bancorp’s performance also determines the funds available for incentive compensation, retirement plan contributions, and the availability of shares for long-term compensation awards. In assessing the Bancorp’s performance, the Committee takes into account the overall performance of the community banking sector both regionally and nationally. The Compensation & Benefits Committee believes that this approach to executive compensation is consistent with rewarding executives and senior managers of the Bank for achievements that enhance shareholder value.

     Objectives of Executive Compensation Program. The objectives of the Compensation & Benefits Committee with respect to executive compensation are the following:
(1)	provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Bancorp’s long-term success;

(2)	reward individual performance that achieves both short-term and long-term strategic goals consistent with improved shareholder value;

(3)	align the interests of senior executives with those of shareholders by linking individual performance and the Bancorp’s performance with increases in shareholder value.
Components of Executive Compensation
     The Bancorp’s executive compensation program is currently comprised of the following components:
•	base salary

•	incentive compensation

•	equity based compensation

•	retirement and other benefits

•	perquisites and personal benefits
     Base Salary. The Bancorp provides a base salary to corporate executives consistent with each executive’s duties and responsibilities. The Compensation & Benefits Committee determines each executive’s base salary and any increase in base salary based on the independent advice of the compensation consultant, an assessment of competitive compensation practices within its market territory, and an assessment by the Chief Executive Officer of the performance of each executive other than the Chief Executive Officer. The Chief Executive Officer’s analysis of an individual’s performance is predicated upon accountability for results achieved and goal attainment as well as core competencies for leadership, management, communication, initiative and time management, commitment to stock ownership, community leadership, and professional development. The Compensation & Benefits Committee applies the same standard to its base salary review of the Chief Executive Officer. The Chief Executive officer is not present during the Compensation & Benefits Committee or Board review of his compensation, including the base salary component.
     The Compensation & Benefits Committee reviews the base salary of corporate executives in January of each year. The Committee may also review base salaries during the year if warranted by an executive’s individual performance or a change in an executive’s duties and responsibilities.
     In January of 2007, after considering the factors described above, the Compensation & Benefits Committee recommended and the Board approved the following base salaries for the Bancorp’s Named Executive Officers and senior vice-presidents: Mr. Bochnowski received a 3.75% increase from his base salary of $335,000 established in his employment contract entered into in April of 2006. Mr. Gorelick received a 3.75% increase from his base salary of $202,000, established in his employment contract entered into in July 2006. Mr. Lowry received a 4.00% increase from his base salary of $120,984. Mr. Lowry had received a 5% increase in January of 2006 and a 2% increase in August of 2006 in his 2005 base salary. In January, 2007, Mr. DeGuilio received a 3.0% increase from his 2006 base salary of $137,224. Mr. DeGuilio received a 4.5% increase in his 2005 base salary in January of 2006. Mr. Furticella is a part-time employee who is paid on an hourly rate basis for special projects for the Bancorp and the Bank. His hourly rate was $78.57 in 2005 and $82.50 in 2006.
     Incentive Compensation. The incentive compensation component of the executive compensation program is designed to motivate employees to achieve peak performance in achieving strategic goals. The incentive compensation plan rewards the attainment of long term financial goals of the Bancorp rather than the attainment of short term profits. The plan is discretionary and approved by the Board on an annual basis as the benchmarks of the plan are achieved.

     Incentive compensation is paid from a pool of funds created each year which is based upon a percentage of the Bancorp’s return on assets, return on equity, and increase in earnings per basic share, three key measures of shareholder value. Return on equity and increase in basic earnings per share carry greater weight in the calculation of the pool. Each of the three measures is tied to a factor which increases in value as higher levels of performance are achieved and decreases in value for declining levels of performance. Thus, the multiplier for return on assets ranges from .025 to 2.375 as return on assets ranges between .70% and 1.50%. The multiplier for return on equity ranges from .50 to 3.0 as return on equity ranges between 11% and 16%, and the multiplier for increases in earnings per share ranges from 0 to .047 as the increase in earnings per share ranges between 1% and 18%. Each factor or multiplier is multiplied by the Bancorp’s net income for the year. For 2006, that amount was $6,474,879. The plan is designed to be consistent with the Bancorp’s philosophy of tying executive compensation to the performance of the Bancorp because as the financial performance of the Bancorp fluctuates, the pool of funds generated for the incentive plan is adjusted accordingly.
     For the fiscal year ended December 31, 2006, the Board approved an incentive compensation pool of $178,000, decreased from a pool of $316,825 for the fiscal year ended December 31, 2005. The 2006 incentive compensation pool was impacted by calculations within the pool formula that reflected the decline in return on assets to 1.04% and the decline in the return on equity to 13.42%. For the year ended December 31, 2006, the formula did not provide for an increase in earnings per share.
     The Board has the discretion to increase the incentive compensation pool to reward performance consistent with the Bancorp’s long and short-term goals. No Board discretionary funds were added to the 2006 incentive compensation pool. The incentive compensation pool is allocated to the Bancorp’s employees in the following manner: 30% to the Chief Executive Officer, 52% to the Chief Administrative Officer and Vice-Presidents, and 18% to other employees. The Chief Executive Officer, with Board approval, may reallocate a portion of his incentive compensation to other components of the pool. Consistent with action taken in prior years, the Chief Executive Officer reallocated a portion of his 2006 incentive to the other two components of the pool.
     The incentive compensation plan motivates the Bancorp’s employees and management to achieve higher operating results because of the potential for the incentive pool to increase in direct relationship to higher performance ratios. Depending on the size of the incentive compensation pool, cash remuneration of management can be supplemented according to the following guidelines: Vice-Presidents up to 10% of base salary; Senior Vice Presidents and Executive Vice-President up to 20% of base salary; the Chief Administrative Officer up to 35% of base salary; and the Chief Executive Officer up to 50% of base salary.
     The incentive compensation for executive officers of the Bancorp and senior vice-presidents of the Bank is awarded based upon the performance assessment of each individual (other than the Chief Executive Officer) by the Chief Executive Officer, which assessment is considered by the Compensation & Benefits Committee and the Board. The performance review incorporates the following criteria: results achieved, goal attainment, and core competencies for leadership, management, communication, initiative and time management, commitment to stock ownership, community leadership and professional development. The Compensation & Benefits Committee and Board conduct the Chief Executive Officer’s performance review following the same criteria and determine his incentive compensation.
     Utilizing the described factors, effective January 24, 2007, the Compensation & Benefits Committee and Board authorized the payment of cash incentive compensation for the year ended December 31, 2006. As a result of that process, Mr. Bochnowski received incentive compensation of $46,976 for 2006 compared to $90,301 for 2005. Mr. Gorelick received incentive compensation of $22,205 for 2006 compared to $37,080 for 2005. Mr. Lowry received incentive compensation of $7,575 for 2006 compared to $14,570 for 2005. Mr. DeGuilio received incentive compensation of $7,325 for 2006 compared to $15,425 for 2005. Mr. Furticella is eligible for incentive compensation under the same terms and conditions as the Bancorp’s executives. For 2005 his incentive compensation was $20,550 and for 2006 his incentive compensation was $8,260. The amount granted to each Named Executive Officer is included in the “Summary Compensation Table.”
     Equity Based Compensation. The equity based compensation component of the executive compensation program is designed to provide a direct link between executive compensation and the long-term creation of shareholder value. The Bancorp’s equity based compensation currently consists of stock options and restricted stock granted under the Bancorp’s 2004 Option Plan, approved by shareholders in 2004. The Compensation & Benefits Committee believes that grants made under the Plan facilitate both the attraction and retention of high performing employees and align the interests of the recipients of such awards with the interest of shareholders through increases in share price and the vesting period of the award. Customarily, options or restricted stock awards do not become exercisable until five years after the grant. These awards have value for the employee only if the price of the Bancorp stock appreciates during the vesting period and the employee remains continuously employed through the vesting period.
     The 2004 Option Plan provides that unvested options and grants of restricted stock are forfeited immediately upon the termination of employment of an option holder for cause or for any reason other than death, disability, or retirement. Vested options must be exercised within three months following separation from service for any reason other than death, disability, or retirement of the option holder. Upon death, disability, or retirement of an optionee, options vested at such time may be exercised at any time during the remaining option term.
     Consistent with their duties on other aspects of executive compensation, the Compensation & Benefits Committee determines all material aspects of option awards, namely, who receives awards, the number of shares awarded, and the timing of the awards, as well as any other factor they may determine to be material. The Committee takes into account the Bancorp’s earnings, performance compared to its peers, achievement of strategic goals, and each executive’s performance in achieving strategic goals when determining the allocation of awards to each executive. The Compensation & Benefits Committee also considers the cost of the award to the Bancorp while weighing the benefit of the opportunity to hire or retain competent employees in a competitive employment environment.
     Utilizing these factors, the Compensation & Benefits Committee did not grant any incentive stock options to any employee in 2006. The Committee awarded 500 restricted options to the Bancorp’s Chief Financial Officer, Mr. Robert Lowry and also awarded restricted stock to senior vice-presidents of the Bank. In order to ensure complete transparency, all awards were effective after the date of the Compensation & Benefits Committee’s action to approve the awards.
     Retirement and Other Benefits. The retirement and other benefits component of the executive compensation program is designed to allow the Bancorp to remain competitive within the community banking industry’s compensation practices. Currently, the Bancorp, through its Bank subsidiary, offers retirement, health, and insurance benefits to its employees. The Compensation & Benefits Committee reviews each plan for consistency with industry practices and monitors the cost of each component for reasonableness in the Bancorp’s market territory.
     Employees’ Savings and Profit Sharing Plan. The Bank maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. The Profit Sharing Plan is a defined contribution plan and employees are eligible to participate in the Profit Sharing Plan on the first day of the month coincident with or next following the completion of one year of employment, age 18, and completion of 1,000 hours of employment. The Plan is administered by a third party and employees direct their individual investments into any of several investment options including certificates of deposit at the Bank and the Bancorp’s shares purchased on the open market. Employees eligible for the Profit Sharing Plan may redirect their investments at any time.
     Contributions to the Profit Sharing Plan are discretionary, made by the Bank and are non-contributory on the part of the employees. All contributions are also subject to review by the Compensation & Benefits Committee and approval by the Board of Directors. Profit sharing contributions made by the Bank and earnings credited to the employee’s account vest on the following schedule: two years of service, 40% of contributions and earnings; three years of service, 60% of contributions and earnings; four years of service, 80% of contributions and earnings; and five years of service, 100% of contributions and earnings. Participants become 100% vested in the employer contributions and accrued earnings in their account upon their death, approved disability, or attainment of age 65 while employed at the Bank.
     The Profit Sharing Plan is open to all eligible employees and matches a percentage of each employee’s base salary. Consistent with the objectives of the executive compensation program, contributions to the plan may increase or decrease based upon the return on assets of the Bancorp. The Board of Directors has approved and the Compensation & Benefits Committee monitors the formula for plan contributions. For the fiscal year ending December 31, 2006 the plan matched 6% of each eligible employee’s base salary as a result of the Bancorp’s return on assets exceeding 1.00%. This compares to an 8% match for the fiscal year ended December 31, 2005 when the Bancorp reported a return on assets of 1.14%.
     The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the limitations imposed by Section 401(k) of the Internal Revenue Code. Participants electing pre-tax contributions are always 100% vested in their contributions and the earnings on their investments. Participants can also borrow from their pre-tax contributions pursuant to meeting the requirements of the Internal Revenue Code, using their account as collateral.
     Based upon the Bank’s return on assets in 2006, $309,814 (including forfeitures of $10,710) was contributed to the Profit Sharing Plan for the year ended December 31, 2006, compared to $396,602 for the year ended December 31, 2005. For 2006 Mr. Bochnowski’s Profit Sharing Plan account was credited with $13,200 compared to $16,800 for the prior year; Mr. Gorelick’s Profit Sharing Plan account was credited with $11,338 compared to $13,207 for the prior year; Mr. Lowry’s account was credited with $7,155 compared to $8,698 for the prior year; and Mr. DeGuilio’s account was credited with $8,219 compared to $10,272 for the prior year. Mr. Furticella’s account was credited with $0 in 2006 because he did not work the minimum required 1,000 hours for that year compared to $9,065 for the prior year. The amounts of contributions made on behalf of executive officers named in the Summary Compensation Table are included in that table under the column “All Other Compensation.”
     Group Medical and Insurance Coverage. Group medical and insurance coverage is a customary and competitive employment practice in the community banking industry. The Bank provides a selection of group medical insurance benefits for all full-time employees with employees selecting the type of coverage. The Bank pays 80% for single employee coverage and 70% for employee plus dependent coverage. The Bank also provides two separate life insurance and accidental death and dismemberment insurance benefits. All full-time employees receive a life insurance and accidental death and dismemberment insurance benefit equal to one-half of their annual salary and, if they have completed one year of employment, 1,000 hours of service, and reached their 18th birthday, another life insurance and accidental death and dismemberment insurance benefit is provided that is equal to three times an employee’s salary to a maximum of $500,000.
     Post-Retirement Health Benefits. The Bank also sponsors a defined benefit post retirement plan that provides comprehensive major medical benefits to all eligible retirees. Eligible retirees are those who have attained the age of 65, have completed at least 18 years of service and are covered under the group medical plan as of the date of their retirement. Currently, the Bank pays 28% of the retiree medical premium and retirees pay 100% of premiums for dependent coverage.
     BOLI Insurance. The Bank has invested in Bank Owned Life Insurance (BOLI) that insures executive officers, senior vice-presidents, and vice-presidents. A feature of this type of insurance provides a split dollar benefit to each insured that is reviewed by the Compensation & Benefits Committee and approved by the Board. The personal benefit portion of premiums paid for executive officers is indicated in the Summary Compensation Table under the column “All Other Compensation.”
     Unqualified Deferred Compensation Plan. The Bank adopted an Unqualified Deferred Compensation Plan in 1995 due to the Internal Revenue Code’s limitation on the amount of contributions a corporation can make on behalf of an employee to a qualified retirement plan. The Deferred Compensation Plan is designed to provide deferred compensation to key senior management employees of the Bank in order to recognize their substantial contributions to building shareholder value and to provide them with additional financial security as inducement to remain with the Bank. The Compensation & Benefits Committee administers the plan. To be eligible an employee must hold a key management, full time position which significantly impacts the Bank’s operating success.
     The Compensation & Benefits Committee selects which persons shall be participants and authorizes the crediting each year of an amount based upon a formula involving the participant’s employer funded contributions under all qualified retirement plans and the limitations imposed by the Internal Revenue Code subsection 401 (a)(17) and Code section 415. In 2006 the maximum compensation level subject to qualified plan limitations was $220,000. The Deferred Compensation Plan provides that following the cessation of employment for any reason, the participant’s account is distributed to the participant or in the event of death, to the designated beneficiary in equal monthly installments over a five-year period unless the Bank’s Board of Directors approves an alternative form of payment at the request of the participant or beneficiary.
     Currently, Mr. Bochnowski is the only participant in the Deferred Compensation Plan. For the year ended December 31, 2006 the Bank credited $6,340 to his Deferred Compensation Account, a match of 6% of his base compensation that exceeded the limitation of the Internal Revenue Code. This amount is included in Mr. Bochnowski’s compensation in the Summary Compensation Table under “All Other Compensation.”
     Perquisites and Personal Benefits. The perquisites and personal benefits component of the executive compensation program is designed to allow senior executives to meet the requirements of their position for customer contact, community involvement, and participation in bank activities. The Bank provides automobiles for all executives and certain employees. Bank policy requires that drivers of company vehicles maintain a log of their Bank-related mileage and non-business related activities are pro-rated to total usage with all personal use reported as income to the employee.
     Section 162(m) of the Internal Revenue Code, in specified circumstances, limited to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the Named Executive Officers for 2006 exceeded the threshold for deductibility under section 162(m).
Executive Compensation
     The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2006.
Summary Compensation Table for 2006

					Non-Equity	All Other
			Stock	Option	Incentive Plan	Compensa-
Name and		Salary	Awards	Awards	Compensation	tion	Total
Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)
David A. Bochnowski	2006	$325,667	$9,930	$7,100	$46,976	$38,513	$428,186
Chairman and Chief Executive Officer

Joel Gorelick	2006	188,972	4,965	5,161	22,205	13,731	235,034
President and Chief Administrative Officer

Jon E. DeGuilio	2006	136,978	0	2,152	7,325	8,692	155,147
Executive Vice President, General Counsel, and Secretary

Robert T. Lowry	2006	119,248	768	2,049	7,575	7,642	137,282
Senior Vice President, Chief Financial Officer and Treasurer

Edward J. Furticella (5)	2006	90,406	4,965	4,460	8,260	12,984	121,075
Former Executive Vice President, Chief Financial Officer and Treasurer

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan. Executive officers of the Bancorp who serve as directors do not receive director fees.

(2)	The amounts in the Stock Awards and Option Awards columns reflect the dollar amount the Bancorp recognized, before forfeitures, for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and includes amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to the Bancorp’s audited financial statements for the 2006 fiscal year, included in the Bancorp’s Annual Report on Form 10-K for 2006.

(3)	This column includes the dollar value of all amounts earned during the fiscal year because specified performance criteria have been satisfied pursuant to the Bancorp’s cash incentive plan, whether or not paid to the Named Executive Officer. The Bank’s cash incentive plan is open to all employees who have been employed by September 30th of each plan year. The incentive plan is based upon the Bancorp’s return on assets, return on equity and earnings per share.

(4)	“All Other Compensation” includes contributions by the Bank under its Profit Sharing Plan on behalf of Messrs. Bochnowski, Gorelick, DeGuilio, Lowry and Furticella of $13,200, $11,338, $8,219, $7,155 and $0, for 2006. Such amount also includes for the personal benefit to the officers of premiums paid for Split Dollar Plan Life Insurance on their lives in the amounts of $1,773, $1,133, $473, $172, and $974, respectively, for 2006. Such amount also includes dividends paid on restricted stock awards to Messrs. Bochnowski, Gorelick, Lowry, and Furticella in the amounts of

$2,520, $1,260, $315, and $1,260, respectively, for 2006. Mr. Bochnowski’s other compensation also includes (i) premiums of $14,680 paid by the Bank for disability insurance and term insurance on Mr. Bochnowski’s life pursuant to his employment agreement described below and (ii) a credit in the amount of $6,340 under the Bank’s Unqualified Deferred Compensation Plan. Mr. Furticella’s other compensation also includes the fringe benefit value on the personal use of a company owned vehicle of $10,750 for 2006. Messrs. Bochnowski, Gorelick, DeGuilio, and Lowry received certain perquisites during 2006, but the incremental cost of providing those perquisites did not exceed $10,000.

(5)	Mr. Furticella retired as a full time employee of the Bancorp on November 15, 2004. He currently works on a part time basis for the Bancorp as a consultant. His salary includes director fees of $20,038.
1994 Stock Option and Incentive Plan
     Until its expiration in February 2004, the Bancorp had a 1994 Stock Option and Incentive Plan. Pursuant to the 1994 Option Plan, an aggregate of 240,000 shares of the Bancorp’s Common Stock were reserved for issuance in respect of incentive awards granted to officers and other employees of the Bancorp and the Bank. Awards granted under the 1994 Option Plan were in the form of incentive stock options within the meaning of Section 422 of the Code, or non incentive stock options or restricted stock. As of February 23, 2007, there were options for 84,586 shares of the Bancorp’s Common Stock outstanding under the 1994 Option Plan.
     The option price of each share of stock is to be paid in full at the time of exercise in cash, by delivering shares of the Bancorp common stock owned for at least six months with a market value of the exercise price, or by a combination of cash and such shares. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods. In the event of a change in control of the Bancorp all options not previously exercisable shall become fully exercisable. For this purpose, as well as for purposes of the 2004 Stock Option and Incentive Plan described below, change in control includes an acquisition by a third party of 25% or more of the Bancorp’s outstanding shares, a change in a majority of the Bancorp’s directors as a result of a tender offer, merger, sale of assets or similar transaction, or shareholder approval of a sale or disposition of all or substantially all of the Bancorp’s assets or another transaction following which the Bancorp would no longer be an independent publicly-owned entity; provided that such events will not be deemed a change in control if a majority of the Board of Directors of the Bancorp adopts a resolution to provide that such events will not be deemed a change in control.
2004 Stock Option and Incentive Plan
     The Board of Directors adopted the Amended and Restated 2004 Stock Option and Incentive Plan, which was approved by shareholders at the 2004 annual meeting, and amended and restated at the 2005 annual meeting of shareholders. The 2004 Option Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Directors, employees and consultants of the Bancorp and its subsidiaries are eligible for awards under the Plan. Pursuant to the 2004 Option Plan, the maximum number of shares with respect to which awards may be made under the 2004 Option Plan is 250,000 shares. The shares with respect to which awards may be made under the 2004 Option Plan may either be authorized and unissued shares or treasury shares. As of February 23, 2007, only one award of 500 shares of restricted stock had been made under the 2004 Option Plan.
     The purpose of the 2004 Option Plan is to promote the long term interests of the Bancorp and its shareholders by providing a means for attracting and retaining officers and employees of the Bancorp and its subsidiaries. The 2004 Option Plan is administered by the Compensation & Benefits Committee consisting of Directors Mize, Wieser, Dennison and Krupinski, each of whom is a “non-employee director” as provided under Rule 16b-3 of the Exchange Act, and an “outside director” under Section 162(m) of the Code. Options are generally awarded for terms of five years, and at an option price per share equal to the fair market value of the shares on the date of grant of the stock options. Options generally become exercisable in full five years after the date of grant. Options granted are adjusted for capital changes such as stock splits and stock dividends. The Committee has full and complete authority and discretion, except as expressly limited by the Plan, to grant awards and to provide for their terms and conditions.
     The option price of each share of stock is to be paid in full at the time of exercise in cash or by delivering shares of the Bancorp common stock owned for at least six months with a market value of the exercise price, or by a combination of cash and such shares. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods. In the event of a change in control of the Bancorp (as defined above), all options not previously exercisable shall become fully exercisable.
     Awards of restricted shares are generally subject to transfer restrictions for five years and fully vest at the end of the five-year period. If the service of an option holder terminates involuntarily within eighteen months after a change in control of the Bancorp (as defined above), any restricted transfer period to which the restricted shares are then subject will terminate and the shares will fully vest.
Employees’ Savings and Profit Sharing Plan and Trust.
     The Bank maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Employees are eligible to participate in the Profit Sharing Plan on the first day of the month coincident with or next following the completion of one year of employment, age 18, and completion of 1,000 hours of employment. The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the limitations imposed by Code Section 401(k). Participants electing pre-tax contributions are always 100% vested in their contributions and the earnings on their investments. Participants can also borrow from their pre-tax contributions pursuant to uniform provisions meeting the requirements of the Code, using their account assets as collateral. The Profit Sharing Plan feature is non-contributory on the part of the employee. Contributions to the Profit Sharing Plan made by the Bank are discretionary and are based on the Bank’s financial performance. The Bank contributed $309,814 (including $10,710 of forfeitures) to the Profit Sharing Plan for the year ended December 31, 2006. These contributions for 2006 made on behalf of the executive officers named in the Summary Compensation Table are included in that table under the column “All Other Compensation.” Profit sharing contributions made by the Bank and earnings credited to the employee’s account vest on the following schedule: two years of service, 40% of contributions and earnings; three years of service, 60% of contributions and earnings; four years of service, 80% of contributions and earnings; and five years of service, 100% of contributions and earnings. Participants become 100% vested in the employer contributions and accrued earnings in their account upon their death, approved disability, or attainment of age 65 while employed at the Bank.
Health and Insurance Benefits
     The Bank provides a selection of group medical insurance benefits for all full-time employees. Employees have the option of selecting the type of coverage. The Bank pays 80% for single employee coverage and 70% for employee plus dependent coverage. The Bank also sponsors a defined benefit postretirement plan that provides comprehensive major medical benefits to all eligible retirees of the Bank. Eligible retirees are those who have attained age 65, have completed at least 18 years of service and are covered under the group medical plan as of the date of their retirement. Currently, the Bank pays 28% of the retiree medical coverage premium, and retirees pay 100% of the premiums for all dependent medical coverage. The Bank also provides two separate life insurance and accidental death and dismemberment insurance benefits. All full-time employees receive a life insurance and accidental death and dismemberment insurance benefit equal to one-half of their annual salary and if they have completed one year of employment, 1,000 hours of service, and reached their 18th birthday, another life insurance and accidental death and dismemberment insurance benefit is provided that is equal to three times an employee’s salary to a maximum of $500,000.

Grants of Plan-Based Awards for 2006
     The following table sets forth information related to non-equity and equity based awards granted during fiscal year 2006 to the Named Executive Officers under plans adopted by the Bancorp and the Bank. No incentive stock options or restricted shares were granted to the Named Executive Officers in 2006, except for Mr. Lowry who received 500 shares of restricted stock.

		Estimated Future	All Stock Awards;	Closing Market
	Grant	Payouts Under Non-Equity	Number of Shares	Price on
Name	Date (1)	Incentive Plan Awards (2)	of Stock or Units (#)(3)	Date of Grant
David A. Bochnowski	—	$46,976	—	—
Joel Gorelick	—	$22,205	—	—
Jon E. DeGuilio	—	$7,325	—	—
Robert T. Lowry	12/15/2006	$7,575	500	$31.61
Edward J. Furticella	—	$8,260	—	—

(1)	The grant date is the date the Compensation & Benefits Committee or the full Board of Directors of the Bancorp took action to make the awards.

(2)	The awards were paid in 2007 under the Bancorp’s Cash Incentive Plan for 2006, based on achievement of goals specified in the Plan disclosed under Compensation Discussion and Analysis. The incentive payments included in this table are based on the Bancorp’s performance for 2006 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(3)	The award for Mr. Lowry relates to shares of the Bancorp’s Common Stock granted under the Bancorp’s 2004 Stock Option and Incentive Plan. The award vests after five years and the grantee receives dividends on these shares until the shares are distributed to him or forfeited.
The Bancorp’s Incentive Compensation Plan is described above in the “Compensation Discussion and Analysis.” For a description of the Bancorp’s stock option plans, see “Option Plans.”
Outstanding Equity Awards at December 31, 2006
     The following table presents information on stock options and restricted stock held by the Named Executive Officers on December 31, 2006.

	Option Awards					Stock Awards
		Number of					Market
	Number of	Securities				Number of	Value of
	Securities	Underlying		Date of		Shares of	Shares or	Date of
	Underlying	Unexercised		Full Vesting		Units of	Units of	Full
	Unexercised	Options (#)	Option	of Unexer-	Option	Stock That	Stock That	Vesting of
	Options (#)	Unexercisable	Exercise	cisable	Expiration	Have Not	Have Not	Stock
Name	Exercisable	(1)	Price ($)	Options	Date	Vested (#)	Vested ($)(2)	Awards
David A. Bocknowski	2,920	—	$21.13	—	18-Jan-10
David A. Bochnowski	3,000	—	$19.50	—	15-Jan-11	1,000	31,700	20Feb08
David A. Bochnowski	—	5,000	$22.15	04-Feb-07	04-Feb-12	800	25,360	21Jan09
David A. Bochnowski	—	4,000	$25.25	19-Feb-08	19-Feb-13
David A. Bochnowski	—	3,225	$30.00	21-Jan-09	21-Jan-14

Joel Gorelick	4,000	—	$21.13	—	18-Jan-10
Joel Gorelick	3,000	—	$19.50	—	15-Jan-11	500	15,850	20Feb08
Joel Gorelick	—	3,000	$22.15	04-Feb-07	04-Feb-12	400	12,680	21Jan09
Joel Gorelick	—	2,500	$25.25	19-Feb-08	19-Feb-13
Joel Gorelick	—	1,500	$30.00	21-Jan-09	21-Jan-14

Jon E. DeGuilio	1,000	—	$20.88	—	10-Dec-09
Jon E. DeGuilio	1,000	—	$19.50	—	15-Jan-11
Jon E. DeGuilio	—	1,250	$22.15	04-Feb-07	04-Feb-12
Jon E. DeGuilio	—	1,750	$25.25	19-Feb-08	19-Feb-13
Jon E. DeGuilio	—	800	$30.00	21-Jan-09	21-Jan-14

Edward J. Furticella	3,292	—	$21.13	—	18-Jan-10
Edward J. Furticella	1,500	—	$19.50	—	15-Jan-11	500	15,850	20Feb08
Edward J. Furticella	—	4,000	$22.15	04-Feb-07	04-Feb-12	400	12,680	21Jan09
Edward J. Furticella	—	2,500	$25.25	19-Feb-08	19-Feb-13
Edward J. Furticella	—	1,500	$30.00	21-Jan-09	21-Jan-14

Robert T. Lowry	500	—	$20.50	—	15-Jan-08
Robert T. Lowry	1,500	—	$20.50	—	14-Jan-09	100	3,170	20Feb08
Robert T. Lowry	2,000	—	$21.13	—	18-Jan-10	500	15,850	15Dec 11
Robert T. Lowry	750	—	$19.50	—	15-Jan-11
Robert T. Lowry	—	675	$22.15	04-Feb-07	04-Feb-12
Robert T. Lowry	—	1,150	$25.25	19-Feb-08	19-Feb-13
Robert T. Lowry	—	425	$30.00	21-Jan-09	21-Jan-14

(1)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2006.

(2)	The market value of these awards is determined by multiplying the number of shares by the closing market price of the Bancorp’s Common Stock on December 31, 2006.
Option Exercises
     The following table presents information on the exercise by Named Executive Officers of stock options during 2006. No restricted stock held by Named Executive Officers vested during 2006.

	Option Awards
	Number of Shares Acquired on
Name	Exercise (#)	Value Realized on Exercise ($)(1)
David A. Bochnowski	3,900	$42,340
Joel Gorelick	—	—
Jon E. DeGuilio	—	—
Robert T. Lowry	—	—
Edward J. Furticella	1,050	$11,025

(1)	Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.

(2)	Value is determined by multiplying the number of shares by the closing price of a share on the date of vesting of the awards.
Unqualified Deferred Compensation Plan.
     The Bank adopted an Unqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) during 1995. The purpose of the Deferred Compensation Plan is to provide deferred compensation to key senior management employees of the Bank in order to recognize their substantial contributions to the Bank and to provide them with additional financial security as inducement to remain with the Bank. The Deferred Compensation Plan is administered by the Bank’s Compensation & Benefits Committee. In order to be eligible for participation in the Deferred Compensation Plan, an employee must hold a key management, full time position in which he has the opportunity to impact significantly the annual operating success of the Bank. Of those eligible employees, the Compensation & Benefits Committee selects which persons shall be participants in the Deferred Compensation Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Code subsection 401(a)(17) and Code section 415. Following the cessation of the employment of the participant by the Bank for any reason, including the participant’s death, the participant’s account is distributed to the participant (or, in the event of his death, to his designated beneficiary) in monthly installments over five years unless the Bank’s Board of Directors approves a different form of payment at the request of the participant or beneficiary. Amounts credited to a participant’s account earn interest at the same rate as the interest rate paid on the certificates of deposit offered as an investment under the Bank’s Employees’ Savings and Profit Sharing Plan and Trust, which is equal to 1.00% above the public rate. Interest is credited to a participant’s account on a quarterly basis. Currently, David A. Bochnowski is the only participant in the Deferred Compensation Plan. For the year ended December 31, 2006, the Bank credited $6,340 to Mr. Bochnowski’s account under the Deferred Compensation Plan. This amount is included in Mr. Bochnowski’s compensation in the Summary Compensation Table under the column “All Other Compensation.”
Nonqualified Deferred Compensation for 2006
     The following table presents information on each defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified with respect to the Named Executive Officers:

	Executive				Aggregate
	Contributions	Registrant	Aggregate	Aggregate	Balance
	in Last FY	Contributions in	Earnings in	Withdrawals/	at Last
Name	($)(1)	Last FY ($)(1)	Last FY ($)	Distributions ($)	FYE ($)(2)
David A. Bochnowski	$0	$6,340	$3,572	$0	$75,139

(1)	These contributions were made on behalf of the Named Executive Officer under the Nonqualified Deferred Compensation Plan. The Named Executive Officer’s contributions reported in prior years is an aggregate of $58,860.

(2)	The contribution of $6,340 being reported is not included in the aggregate balance at 12/31/2006 because the amount was allocated in January 2007.

Potential Payments upon Termination or Change in Control
     The Bancorp has entered into agreements and maintains plans that will require the payment of compensation to the Named Executive Officers in the event of their termination of employment, change in his responsibilities, or a change-in-control of the Bancorp. These agreements are discussed under the heading “Employment Agreements.”
     In addition, the Named Executive Officers hold certain options at December 31, 2006, that become exercisable in full upon a change in control of the Bancorp. These options are set forth in the table under “Outstanding Equity Awards at December 31, 2006,” under the column entitled “Number of Securities Underlying Unexercised Options.”
Employment Agreements
     On April 19, 2006, the Bancorp and Bank entered into an employment agreement with David A. Bochnowski, their Chief Executive Officer, which superseded and replaced an employment agreement with Mr. Bochnowski originally entered into in March 1988 and amended in January of 1992. The employment agreement has a three-year term and provides for daily extensions to maintain its three-year term unless the Bank or the employee gives written notice not to continue such extensions. The employment agreement provides for a base salary of $335,000 per year, subject to increases awarded by the Board of Directors and possible decreases based on operating results before a change of control of the Bank. The employee is also entitled to discretionary bonuses, customary fringe benefits and vacation leave. The Bank will continue to pay the premiums on life insurance policies insuring the employee providing for current benefits of approximately $1.8 million.
     The employment agreement is terminable by the Bank for cause, defined as (i) the employee’s commission of an act materially and demonstrably detrimental to the Bank or its subsidiaries constituting gross negligence or willful misconduct of the employee in the performance of his material duties to the Bank or (ii) the employee’s conviction of a felony involving moral turpitude.
     If the employment agreement terminates because of the employee’s death or disability, because he is discharged for cause, or because of the employee’s resignation without Good Reason (as defined below), the Bank is to pay the employee any amounts owed to him under the employment agreement through his date of termination. In addition, if the agreement terminates because of the employee’s death, within 30 days of employee’s death the Bank is to pay the employee’s estate or heirs a cash lump sum equal to his then-current annual base salary and the amount of his most recent annual bonus. In addition, if the employee’s employment terminates because of his disability, he will be entitled to a cash bonus equal to his most recent annual bonus, compensation until the earlier of his death or attainment of age 70 equal to 66% of his current base salary and annual bonus, and continuation of welfare benefits and senior executive perquisites that would have been provided to the employee had he remained employed during such period, reduced by any payments made to the employee under the Bank’s disability policies or programs.
     If the employee is discharged without cause or resigns for Good Reason (defined as the failure to re-elect him as Chairman and Chief Executive Officer or as a director of the Board of Directors of the Bank, a substantial diminution in the employee’s responsibilities or duties, a material breach by the Bank of the agreement, or the Bank’s decision to terminate the daily extension of the agreement), in addition to the benefits described in the preceding paragraph, as applicable, the employee will be entitled to (1) a cash bonus equal to the most recent annual bonus received by the employee, (2) a lump sum amount equal to three times his then-current salary and recent annual bonus, (3) continuation for three years of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period, (4) a payment required to prefund future premiums on the life insurance policies described above likely to become due prior to the employee attaining age 66, and (5) outplacement services at the expense of the Bank.
     The employment agreement provides that if the employee’s employment terminates for any reason after a change of control of the Bank, the employee shall receive the benefits as provided above, except that unless his benefits would thereby be reduced, the computations will be made by using the Employee’s most recent annual bonus before the change of control and welfare benefits and senior executive benefits to be continued during the specified period will be provided based on those benefits in effect immediately prior to the change of control of the Bank. For this purpose, change of control includes the acquisition of 35% or more of the Bancorp’s shares, a merger following which 35% or more of the shares of the resulting organization are held by new shareholders, a change in a majority of the Board members of the Bancorp not approved by incumbent board members, and a sale of all or substantially all of the Bancorp’s assets to an entity not more than 65% of the shares of which are owned by the Bancorp’s existing shareholders.
     If Section 280G of the Code (which generally applies to certain severance payments triggered by a change in control) would cause the payments to be made to the employee to be subject to an excise tax as imposed by Internal Revenue Code Section 4999, the employee’s compensation will be “grossed up” to make him whole with respect to such taxes.
     If Mr. Bochnowski’s employment had been terminated on December 31, 2006 following a change in control of the Bancorp, he would have been entitled to a lump sum cash payment of $1,864,445 and the continuation of welfare insurance benefits and perquisites over a three year period with an estimated value of $153,009. These amounts do not include the cost or value of outplacement services to be provided under the agreement.
     During a period of one year following his termination of employment, the employee may not solicit or induce any employees or customers of the Bank to leave the Bank.
     On July 20, 2006 the Bank entered into an employment agreement with Joel Gorelick, its President and Chief Administrative Officer. The employment agreement has a three-year term and provides for annual extensions to maintain its three-year term, unless the Bank or the employee provides written notice not to continue such extensions. The employment agreement provides for a base salary of $202,000 per year, subject to increases awarded by the Board of Directors and possible decreases based on operating results before a change of control of the Bank. The employee is also entitled to discretionary bonuses, customary fringe benefits and vacation leave.
     Mr. Gorelick may terminate his employment upon 60 days written notice. He may also terminate his own employment for cause (as defined in the contract). Mr. Gorelick may be discharged for cause (as defined in the contract) at any time. If the Bank terminates Mr. Gorelick’s employment for other than cause or if Mr. Gorelick terminates his own employment for cause (as defined in the contract), he will receive his base compensation under the contract for an additional three years if the termination follows a change of control (as defined in the contract) of the Bancorp or the Bank, and for the balance of the contract if the termination does not follow a change of control. Change of control is defined in the same manner as in Mr. Bochnowski’s contract set forth above. In addition, during such period, Mr. Gorelick will continue to participate in the group insurance plans and retirement plans, or receive comparable benefits. If Mr. Gorelick’s employment is terminated because of his disability, he will receive his base compensation for an additional 12 months, reduced by any disability benefits to which he is entitled under the Bank’s disability policies or programs.
     If the payments provided for in the contract, together with any other payments made to Mr. Gorelick, are deemed to be payments in violation of the “golden parachute” rules of the Internal Revenue Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of December 31, 2006, the cash compensation Mr. Gorelick would be entitled to receive over a three-year period (including the value of the group insurance coverage and continued participation in the Bank’s 401(k) plan to which he would be entitled) if the contract were terminated after a change of control without cause, or for cause by Mr. Gorelick, is $657,549.
     The employment agreement also protects confidential business information and protects the Bank from competition by Mr. Gorelick if he voluntarily terminates his employment without cause or is terminated for cause.
Compensation of Directors for 2006
     The following table provides information concerning the compensation paid to or earned by the members of the Bancorp’s Board of Directors (except for Messrs. Bochnowki and Gorelick, who do not receive director’s fees), whether or not deferred:

	Fees Earned or Paid in
Name (1)	Cash ($)	Total ($)
James L. Wieser	$21,860	$21,860
Kenneth V. Krupinski	$21,860	$21,860
Anthony Puntillo, D.D.S., M.S.D	$21,860	$21,860
Leroy F. Cataldi, P.D.	$21,860	$21,860
Stanley E. Mize	$21,860	$21,860
Frank J. Bochnowski	$21,860	$21,860
Lourdes M. Dennison	$21,860	$21,860
Don Fesko	$21,860	$21,860
Edward J. Furticella	$20,038	$20,038

(1)	Information on Messrs. Bochnowski, Gorelick and Furticella, who are also directors, is included in the Summary Compensation Table.
     Total fees paid to directors for the year ended December 31, 2006 were $194,918 in the aggregate.
Post 2004 Unfunded Deferred Compensation Plan for the Directors of Peoples Bank SB
     Each director of the Bank may elect on or before December 31st of any year to defer all or a portion of his annual director fees for succeeding calendar years. The rate of interest paid on deferred fees is the Bank’s regular six-month certificate of deposit, plus 2%. Interest is compounded quarterly and the interest rate is reset on the first business day of each month.
     Amounts deferred under the plan, together with accumulated interest, are distributed in annual installments over a ten-year period beginning with the first day of the calendar year immediately following the year in which the director ceases to be a director, provided that the first annual benefit for any director deemed a “key employee” under applicable tax regulations may not be paid any earlier than six months after the director terminates his services. Upon the death of a director, the balance of any unpaid deferred fees and interest will be paid in lump sum to the director’s designated beneficiary or estate.
     The following directors are deferring fees under this plan: Stanley E. Mize, James L. Wieser and Kenneth V. Krupinski.
Transactions with Related Persons
     The Bancorp has adopted a Policy and Procedures With Respect to Related Person Transactions. The Policy provides that executive officers, directors, five-percent shareholders and their family members, and entities for which any of those persons serve as officers or partners or in which they have a ten percent or greater interest, must notify the Bancorp’s Chief Financial Officer before entering into transactions or other arrangements with the Bancorp or any of its affiliates (other than loans subject to Regulation O promulgated by the Board of Governors of the Federal Reserve System) if the amount exceeds $120,000. The Chief Financial Officer will determine whether under the guidelines in the Policy the transaction or arrangement should be submitted to the Corporate Governance & Nominating Committee for approval. In determining whether to submit proposed transactions to the Corporate Governance & Nominating Committee for consideration, the Chief Financial Officer will consider the relevant facts and circumstances, including the aggregate value of the proposed transaction, the benefits to the Bancorp of the proposed transaction and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. The Policy also includes provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review under the Policy.
     The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, the Bank offers loans to its executive officers, directors, principal shareholders and employees with an interest rate that is generally available to the public with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, executive officers and their associates totaled approximately $5,666,000, or 11.3% of equity capital at December 31, 2006.

Compensation & Benefits Committee Report
     The Compensation & Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Compensation & Benefits Committee has recommended to the Bancorp’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Bancorp’s 2006 Annual Report on Form 10-K.
     This Report is respectfully submitted by the Compensation & Benefits Committee of the Bancorp’s Board of Directors:
Stanley E. Mize (Chairman)
Lourdes M. Dennison
James L. Wieser
Kenneth V. Krupinski
Risk Management Committee Report
     We have reviewed and discussed with management the Bancorp’s audited financial statements as of and for the year ended December 31, 2006. We have discussed with the Bancorp’s independent registered public accounting firm, Crowe Chizek and Company LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also received and reviewed the written disclosures and the letter from Crowe Chizek and Company LLC, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent registered public accounting firm the auditors’ independence.
     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006.
     We have also concluded that the provision by Crowe Chizek and Company LLC of non audit related services to the Bancorp and the Bank during 2006 is compatible with maintaining the auditors’ independence.
     This Report is respectfully submitted by the Risk Management Committee of the Bancorp’s Board of Directors.
Risk Management Committee Members
James L. Wieser (Chairman)
Stanley E. Mize
Kenneth V. Krupinski
Proposal 2 — Ratification of Appointment of Independent
Registered Public Accounting Firm
     The Risk Management Committee has renewed the Bancorp’s arrangements with Crowe Chizek and Company LLC, independent registered public accounting firm, to be its auditors for the year ending December 31, 2007, subject to ratification by shareholders. A representative of Crowe Chizek and Company LLC is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification.
Independent Registered Public Accounting Firm’s Services and Fees
     The Bancorp incurred the following fees for services performed by Crowe Chizek and Company LLC in fiscal 2006 and 2005.
Audit Fees
     Fees for professional services provided in connection with the audit of the Bancorp’s annual financial statements and review of financial statements included in the Bancorp’s Forms 10-Q were $76,500 for fiscal year 2006 and $81,400 for fiscal year 2005.
Audit Related Fees
     Crowe Chizek and Company LLC provided no audit-related services in 2006 or 2005.
Tax Fees
     Fees for services rendered to the Bancorp for tax compliance, tax advice and tax planning, which included assistance in the establishment of an investment subsidiary and assistance in the preparation and filing of tax returns, were $94,490 for fiscal year 2006 and $20,950 for fiscal year 2005.
All Other Fees
     Fees for all other permissible services that do not fall within the above categories, including Securities and Exchange Commission (the “SEC”) reporting compliance and postretirement benefit plan valuation were $2,385 for fiscal year 2006 and $6,642 for fiscal year 2005.
Pre Approval Policy
     The Risk Management Committee’s policy is to pre approve all audit and permissible non audit services provided by the independent auditor. These services may include audit services, audit related services, tax services and other services. Pre approval is generally provided for up to one year and any pre approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Risk Management Committee regarding the extent of services provided by the independent auditor in accordance with this pre approval, and the fees for the services performed to date. The Risk Management Committee may also pre approve particular services on a case by case basis.
     For fiscal 2006, pre approved non audit services included only those services described above for “Audit-Related Fees,” “Tax Fees,” and “All Other Fees.” No fees for non-audit services were paid by the Bancorp to Crowe Chizek and Company LLC for 2006.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires that the Bancorp’s officers and directors and persons who own more than 10% of the Bancorp’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Bancorp with copies of all Section 16(a) forms that they file.
     Based solely on its review of the copies of the forms it received and/or written representations from reporting persons that no Forms 5 were required for those persons, the Bancorp believes that during the fiscal year ended December 31, 2006, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that Mr. Puntillo filed a Form 4 reporting his acquisition of 183 shares on December 21, 2006, for $31.75 per share, about six weeks late, Mr. Bochnowski reported the exercise of a stock option for 1,000 shares on August 28, 2006, for $21.13 per share, about five months late, and Mrs. Dennison filed a Form 4 relating to the sale of 600 shares on February 1, 2006, for an average price of $31.58 per share four days late, and a Form 4 relating to the sale of 1,000 shares on May 15, 2006, for $31.50 per share one day late.
Shareholder Proposals
     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Bancorp and included in the proxy statement and form of proxy relating to that meeting must be received at the main office of the Bancorp for inclusion in the proxy statement no later than 120 days in advance of March 23, 2008. Any such proposal should be sent to the attention of the Secretary of the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321, and will be subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether included in the Bancorp’s proxy materials), the Bancorp’s articles of incorporation, by-laws and Indiana law.
     A shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in the Bancorp’s proxy statement and form of proxy, will be considered untimely if it is received by the Bancorp later than 90 days prior to the Annual Meeting. If the Bancorp receives notice of such proposal after such time, each proxy that the Bancorp receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Bancorp’s proxy statement for the next Annual Meeting.
Other Matters
     Management is not aware of any business to come before the Annual Meeting other than those described in the proxy statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this proxy statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.
     The Bancorp will bear the cost of the solicitation of proxies. The Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Bancorp may solicit proxies personally or by telephone without additional compensation.
     We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope.
By Order of the Board of Directors
Jon E. DeGuilio
March 23, 2007

NORTHWEST INDIANA BANCORP
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
I hereby appoint Robert T. Lowry my sole proxy, with power of substitution, to vote all shares of the Company’s Common Stock which I am entitled to vote at the Annual Meeting of Shareholders, to be held at the Corporate Center of Peoples Bank, 9204 Columbia Avenue, Munster, Indiana, on Wednesday, April 18, 2007, at 10:15 A.M. local time, and at any adjournment, as follows:

1. ELECTION OF DIRECTORS	FOR nominees listed below (except those stricken below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Leroy F. Cataldi, P.D.	Edward J. Furticella	Stanley E. Mize
(INSTRUCTIONS: To withhold authority to vote for any individual nominee strike through that nominee’s name above.)
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC, as independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	In their discretion on any other matters that may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the other side)
(Continued from other side)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREON AND, IN THE ABSENCE OF SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR ALL OTHER PROPOSALS.

Please sign exactly as your name appears below. When shares are held by two or more persons, all of them should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. Receipt of Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders is hereby acknowledged.

Signature	Signature if Held Jointly

	Date	,	2007

	Please mark, sign, date and return the proxy card promptly using the enclosed envelope.